UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 4, 2022

AMERICAN INTERNATIONAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50912	90-1898207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Legacy Drive, Suite 400, Plano, Texas 75024

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (469) 963-2644

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreements with Maja Matthews and Sultan Haroon

Effective on March 4, 2022, Epiq Scripts, LLC, a majority owned subsidiary of American International Holdings Corp. (the “Company”, “we”, or “us”), entered into employment agreements with Maja Matthews and Sultan Haroon (each an “Employee” or collectively, the “Employees”).

The agreements are substantially identical, except that Mr. Matthews’ agreement provides for Mr. Matthews to serve as Epiq Scripts, LLC’s Director of Business Development and provides for compensation of $125,000 per year; and Mr. Haroon’s agreement provides for him to serve as Epiq Scripts, LLC’s Director of Business Operations and provides for compensation of $100,000 per year.

Each agreement has a one-year term expiring March 4, 2023, provided that the term of each of the agreements automatically extends on a year-to-year basis thereafter, in the event neither party provides the other at least 30 days prior notice of their intention not to renew the terms of the agreement.

The terms of each agreement are discussed below:

The agreement prohibits the Employee from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement which generally restricts their ability to compete against us in any state and any other geographic area in which we or our subsidiaries provide services or products or in connection with any confidential information obtained from the Company.

We may terminate the Employee’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by the Employee (subject to a 20 day cure right), any act of misappropriation of funds or embezzlement by the Employee, the Employee committing any act of fraud, or the Employee being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event the Employee suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of the Employee.

The Employee may terminate his employment (a) for “good reason”, including (i) if there has been a material breach by the Company of a material term of the agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following twenty days after such breach and after notice thereof has been provided to the Company by the Employee, or (ii) Employee’s compensation is reduced without Employee’s consent, or the Company fails to pay to Employee any compensation due to him upon five days written; or (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

If the Employee’s employment is terminated pursuant to his death, his disability, by the Company for cause, by the Employee without “good reason”, or the end of the initial term or any renewal term, the Employee is entitled to salary accrued through the dated of termination and no other benefits other than as required under the terms of employee benefit plans in which Employee was participating as of the termination date.

If the Employee’s employment is terminated for “good reason” or without cause by the Company, the Employee is entitled to continue to receive the base salary due under the agreement at the rate in effect upon the termination of the agreement, for four months following such termination, payable in accordance with the Company’s normal payroll practices and policies, as if Employee’s employment had not terminated.

The agreements contain standard assignment of inventions, indemnification and confidentiality provisions. Further, each Employee is subject to non-solicitation covenants during the term of the agreement and for twelve months thereafter. Although the Employees will be prohibited from competing with us while they are employed with us, they will only be prohibited from competing for twelve months after their employment with us ends pursuant to the agreements.

The foregoing summary of the employment agreements does not purport to be complete and is qualified in their entirety by reference to the Employment Agreements attached hereto as Exhibit 10.1 and Exhibit 10.2, which agreements are incorporated herein by reference in their entirety.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To the extent required by Item 5.02, the information and disclosures in Item 1.01 above are incorporated into this Item 5.02 in their entirety, by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1*	Employment Agreement between American International Holdings Corp. and Maja Matthews dated March 4, 2022
10.2*	Employment Agreement between American International Holdings Corp. and Sultan Haroon dated March 4, 2022
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL HOLDINGS CORP.

Dated: March 8, 2022	By:	/s/ Jacob D. Cohen
	Name:	Jacob D. Cohen
Chief Executive Officer